UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 10, 2005

El Paso Electric Company

(Exact name of registrant as specified in its charter)

Texas	0-296	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of El Paso Electric Company (the “Company”), with the assistance of outside consultants, recently completed a review of compensation for non-employee directors. The Committee recommended to the Board that the Company adopt certain changes to the non-employee director compensation program, and the Board approved such changes at its meeting on November 10, 2005.

Effective as of January 1, 2006, compensation for non-employee directors will be modified as follows:

(1)	The annual retainer will increase from $20,000 to $35,000.

(2)	The chair of the Audit Committee will receive an additional annual retainer of $10,000, and the chair of each of the other committees of the Board will receive an additional annual retainer of $5,000.

(3)	Meeting fees for all Board and committee meetings (other than Audit Committee meetings) will remain unchanged at $1,000 per meeting but such fees will be paid for all Board and committee meetings rather than for each meeting in excess of four.

(4)	Meeting fees for Audit Committee meetings will increase from $1,000 to $1,500 per meeting.

(5)	Each director will continue to receive an annual award of 3,500 shares of restricted stock, and the Chairman of the Board will continue to receive an additional annual award of 12,500 shares of restricted stock. The Vice Chairman of the Board will receive an additional annual award of shares of restricted stock with a fair market value of $100,000 based on the closing market price of the stock on the date of issuance. Shares of restricted stock awarded to the Vice Chairman of the Board will reduce on a share-for-share basis the restricted shares awarded to the Chairman of the Board. Restricted stock will be awarded to directors in accordance with the terms of the Company’s 1999 Long-Term Incentive Plan and will be restricted as to sale for one year.

Section 5—Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

At a meeting on November 10, 2005, the Board of Directors named Michael K. Parks as Vice Chairman of the Board. For his service as Vice Chairman for the period from November 10, 2005 through the date of the Company’s next annual meeting of shareholders, Mr. Parks will receive a cash retainer of approximately $50,000 (equivalent to an annual retainer of $100,000 prorated for the applicable period). Thereafter, Mr. Parks will receive an annual award of shares of restricted stock of the Company with a fair market value of $100,000 based on the closing market price of the stock on the date of issuance. Shares of restricted stock awarded to Mr. Parks as Vice Chairman of the Board will reduce on a share-for-share basis the restricted stock awarded to the Chairman of the Board.

Mr. Parks, age 45, has served as a director of the Company since 1996. He has been the Managing Director of TCW Group since December 2000 and was President of Aurora National Life Assurance Company from May 1996 to October 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO ELECTRIC COMPANY

By:	/s/ GARY D. SANDERS
Gary D. Sanders Interim General Counsel

Dated: November 15, 2005